As Filed with the Securities and Exchange Commission on February 28, 2007
Registration No.: 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

California	95-3276269
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2310 Cousteau Court
Vista, California	92081
(Address of Principal Executive Offices)	(Zip Code)

2000 Equity Participation Plan
(Full Title of the Plan)

T. Linh Nguyen
2310 Cousteau Court
Vista, CA 92081
(Name and Address of Agent for Service)
(760) 598-1655
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered(1)(2)	Per Share(3)	Price(3)	Registration Fee
Common stock	1,136,099 shares	$1.00 — $1.10	$1,244,709	$38.21

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of the Registrant’s common stock issuable upon exercise of stock options or awards granted or to be granted under the Registrant’s 2000 Equity Participation Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The offering price per share for the 1,086,099 shares available for grant under the 2000 Equity Participation Plan is based upon the average bid and asked price for the registrant’s common stock on the Over the Counter Bulletin Board as of February 23, 2007, or $1.10 per share. The offering price per share for the 50,000 shares subject to outstanding options under the 2000 Equity Participation Plan is the weighted average exercise price for such shares, or $1.00.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents are hereby incorporated by reference into this registration statement:
(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006, filed with the Securities and Exchange Commission on July 26, 2006;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in paragraph (a) above.

(c)	The description of the Registrant’s Common Stock included in the Registrant’s registration statement on Form 8-A under the Exchange Act, file no. 0-10294, as amended.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Sections 204(a)(10), 204(a)(11), 204.5 and 317 of the California General Corporation Law (“CGCL”) permit a corporation to indemnify its directors, officers, employees and other agents (including reimbursement for expenses). The Registrant’s Articles of Incorporation, as amended, provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted under California law. In addition, the Registrant’s Articles of Incorporation, as amended, provide that the Registrant is authorized to provide indemnification of its directors, officers, employees and agents in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the Registrant or its shareholders.
     The Registrant’s Bylaws, as amended, provide that, to the maximum extent permitted by the CGCL, the Registrant shall indemnify each of its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising by reason of the fact that any such person is or was a director or officer of the Registrant. The Registrant’s Bylaws also provide that the Registrant shall advance to each director or officer expenses incurred in defending or settling any such proceeding to the maximum extent permitted by the CGCL.

     The Registrant currently maintains directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Index of Exhibits on page II-5.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to (i) include any prospectus required by Section 10(a) (3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and (iii) to include any additional or changed material information;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.
(2)	For determining liability under the Securities Act to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, California, on this 28th day of February 2007.

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
By:	/s/ T. Linh Nguyen
T. Linh Nguyen
Chief Financial Officer and Corporate Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints T. Linh Nguyen the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities (including the undersigned’s capacity as a director and/or officer of International Lottery & Totalizator Systems, Inc.), to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jeffrey M. Johnson	President (Principal Executive Officer)	February 28, 2007
Jeffrey M. Johnson

/s/ T. Linh Nguyen	Chief Financial Officer (Principal	February 28, 2007
T. Linh Nguyen	Financial Officer and Principal
Accounting Officer) and Corporate Secretary

/s/ Theodore A. Johnson	Chairman of the Board	February 28, 2007
Theodore A. Johnson

/s/ Chan Kien Sing	Director	February 28, 2007
Chan Kien Sing

/s/ Ooi Lee Meng	Director	February 28, 2007
Ooi Lee Meng

/s/ Ng Foo Leong	Director	February 28, 2007
Ng Foo Leong

/s/ Martin J. O’Meara, Jr.	Director	February 28, 2007
Martin J. O’Meara, Jr.

/s/ Alain K.K. Lee	Director	February 28, 2007
Alain K.K. Lee

INDEX OF EXHIBITS

Exhibit Number	Description of Document
4.1(1)	2000 Equity Participation Plan
5.1	Opinion of Procopio, Cory, Hargreaves & Savitch LLP
23.1	Consent of Procopio, Cory, Hargreaves & Savitch LLP (included in Exhibit 5.1)
23.2	Consent of J.H. Cohn LLP
24.1	Power of Attorney (included on the signature page to this Registration Statement)

(1)	Incorporated by reference to exhibit 10.(G) of the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000, filed March 29, 2001.